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                                                                 EXHIBIT (A)(17)

                   THE FIRST AUSTRALIA PRIME INCOME FUND, INC.

                             ARTICLES SUPPLEMENTARY

         THE FIRST AUSTRALIA PRIME INCOME FUND, INC., a Maryland corporation having its principal Maryland office in Baltimore, Maryland (the "Corporation"), certifies that:

         FIRST: Pursuant to Section 3-802 of the Maryland General Corporation Law (the "MGCL"), the Board of Directors of the Corporation ("the Board") at its meeting held on June 8, 2000, by unanimous resolution, elected to be subject to certain provisions of Subtitle 8 of the MGCL, entitled, "Corporations and Real Estate Investment Trusts -- Unsolicited Takeovers."

         SECOND: Pursuant to such resolution, the Corporation through its Board, has elected to be subject to the following provisions of Subtitle 8:

         (i) Section 3-804(a): Under Section 3-804(a), the stockholders of the Corporation may remove any director by the affirmative vote of at least two-thirds of all the votes entitled to be cast by the stockholders generally in the election of directors.

         (ii) Section 3-804(b): Under Section 3-804(b), the number of directors of the Corporation shall be fixed only by the vote of the Board.

         (iii) Section 3-804(c): Under Section 3-804(c), a vacancy on the Board due to an increase in the size of the Board or the death, resignation, or removal of a director, may be filled only by the affirmative vote of the majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. Any director so elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, and until a successor is elected and qualifies.

         (iv) Section 3-805: Under Section 3-805, the Secretary of the Corporation may call a special meeting of stockholders only on the written request of the stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting; and in accordance with the procedures set forth under
                  Section 2-502(b)(2) and (3) and (e) of the MGCL.

         THIRD: The filing of these Articles Supplementary, pursuant to Section 3-802(d)(1), was approved by the Board by Unanimous Written Consent in lieu of meeting on August 16, 2000.

         FOURTH: Pursuant to Section 3-802(d)(3) of the MGCL, the filing of these Articles Supplementary does not require the approval of stockholders.

         FIFTH: The undersigned Chairman acknowledges that these Articles Supplementary are the act of the Corporation and that to the best of his knowledge, information, and belief, all matters and facts set forth herein relating to the authorization and approval of the Articles


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Supplementary are true in all material respects and that this statement is made under the penalty of perjury.

         IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on behalf by its Chairman and attested to by its Assistant Secretary on this 16th day of August, 2000.

                                        THE FIRST AUSTRALIA PRIME INCOME
                                        FUND, INC.

                                        By: /s/ Laurence S. Freedman
                                            ----------------------------
                                            Laurence S. Freedman
                                            Chairman

ATTEST


/s/ Sander M. Bieber
--------------------
Sander M. Bieber
Assistant Secretary